EXHIBIT 1.a(3)(b)

                                AMENDMENT TO THE
                 BROKER-DEALER SUPERVISORY AND SELLING AGREEMENT
                             FOR VARIABLE CONTRACTS


         This Amendment is made by and among Security Life of Denver Insurance Company ("Security Life"), ING America Equities, Inc. ("INGAE") and Selling Broker-Dealer and Agency, collectively known as the Parties.

         WHEREAS, the Parties have executed a Broker-Dealer Supervisory and Selling Agreement for Variable Contracts ("the Agreement") which provides that Selling Broker-Dealer and Agency will enable and supervise its registered representatives to solicit and sell the Contracts issued by Security Life and distributed by INGAE.

         WHEREAS, the Agreement also provides for certain compensation to be paid to Selling Broker-Dealer or Agency for the sales of such Contracts, the Agreement is modified as follows:

         1. The Schedule H, "Compensation Schedule to Selling Agreement for Security Life Last Survivor Universal Life" is hereby added.

         This Amendment is effective August 1, 1999, and shall be deemed to be accepted by Broker-Dealer and Agency by Security Life and INGAE by submission of an application for the Variable Last Survivor Universal Life product by Selling Broker-Dealer or Agency on or after that date.

                                   SCHEDULE H

                              COMPENSATION SCHEDULE
                     TO SELLING AGREEMENT FOR SECURITY LIFE
                      VARIABLE LAST SURVIVOR UNIVERSAL LIFE


This Schedule is an attachment to the ING America Equities, Inc. ("ING AMERICA EQUITIES") Selling Agreement by and among the parties pursuant to paragraph 17 of that Selling Agreement, effective as of August 1, 1999, or the date that Selling Broker-Dealer submits an application for this product, whichever is later. The provisions of this Schedule shall apply only to Security Life Variable Last Survivor Universal Life policies solicited and issued while this
Schedule is in effect. All compensation payable under this Schedule shall be subject to the terms and conditions contained herein at the time of issue of the policy by Security Life of Denver Insurance Company ("SECURITY LIFE").

1.       Commission Structure:

                      |               RCA             |      TRAIL
     -----------------------------------------------------------------------
     PCA   |  SCA     |   YEARS 2 - 5  |  YEARS 6 +   |   YEARS 5 - 20
     -----------------------------------------------------------------------
     90%   |   5%     |        5%      |     2%       |    0.20% net
           |          |                |              |   account value


                  PCA (PRIMARY COMMISSIONABLE AMOUNT) is equal to the first year commission target premium (shown on policy schedule pages and illustrations). Gross premiums paid up to the PCA in any year are commissioned at the full PCA rate. If the gross premium paid in year one is less than the PCA, that difference is carried over to the second year. Premiums received in year two or later up to this difference, if any, are commissioned at the full PCA commission rate. A new PCA is generated any time a new base coverage segment is created. Note that a death benefit option change does not create a new PCA. Premium dollars are allocated first to PCA, then to SCA, and then to RCA.

                  SCA (SECONDARY COMMISSIONABLE AMOUNT) is equal to the difference between the gross premiums paid in segment year one and the PCA.

                  RCA (RENEWABLE COMMISSIONABLE AMOUNT) equals zero in the first policy year. In renewal years, the RCA equals the gross premium paid per segment less the remaining PCA for that year, but never less than zero.

Schedule H

2. Trail Commissions: for policy years 5 through 20, a trail commission of 0.20% for Variable Last Survivor Universal Life on an annualized basis is calculated at the end of each month based on the policy's net account value at the end of the prior month.

The trail commission is payable annually at the end of a policy year provided the policy is in force, and not subject to grace period provisions, on that date.

3. Riders: Commissionable riders will have a separate target premium which is set at issue and is level thereafter. The Adjustable Term Insurance Rider has no target premium associated with it.

4. Commission Calculation: Commissions shall be calculated only on premium actually received and accepted by SECURITY LIFE. Commissions shall be paid only on an earned basis. Outstanding loan amounts carried over are not considered commissionable premium.

5. Premium Allocation: If the Stated Death Benefit has been increased since the policy date, premiums received are allocated to the coverage segments in the same proportion that the commission target premium for each segment bears to the total commission target premium of the policy.

6. Compensation Payments: Compensation on initial premium shall be due to the SELLING BROKER-DEALER at the time of the issuance of the policy and for all other premium payments at the time of the receipt and acceptance of premium by SECURITY LIFE, except that the amount, if any, and the time of payment of compensation on replacements, reissues, changes, conversions, exchanges, term renewals, term conversions, premiums paid in advance, policies issued on a "guaranteed issue" basis, policies requiring facultative reinsurance arrangements, and other special cases and programs shall be governed by SECURITY LIFE'S underwriting and administrative rules then in effect. The Compensation shall be payable to the SELLING BROKER-DEALER in accordance with the Schedule H in effect at the time of issue of the policy.

7. Commission Chargeback: In the event that a policy for which a commission has been paid is lapsed or surrendered by the Policy Owner during the first six months, or is returned to SECURITY LIFE for refund of premium during the Free Look Period as described in the policy, SECURITY LIFE and ING AMERICA EQUITIES shall require reimbursement from SELLING BROKER-DEALER equal to 100% of the commission paid. If a premium payment for which a commission has been paid is refunded by SECURITY LIFE, a reimbursement of the commission paid on the amount refunded will be due from the SELLING BROKER-DEALER.

The reimbursement may be deducted by ING AMERICA EQUITIES from the next, or any subsequent, commission payment to SELLING BROKER-DEALER.

If the amount to be reimbursed exceeds compensation otherwise due, SELLING BROKER-DEALER shall promptly reimburse ING AMERICA EQUITIES before the next commission cycle.

Schedule H

8. Internal Exchanges: Commissions on the exchange of any SECURITY LIFE policy for Variable Last Survivor Universal Life, if any, will be paid in accordance with the exchange procedures in effect at SECURITY LIFE on the date the exchange is completed. The commission rates and/or target premiums may be adjusted in accordance with the rules in effect at the time of the exchange. If the Representative responsible for the exchange is not the producer of the original policy, and the original producer is still active with SECURITY LIFE, no commission will be payable to the Representative or the SELLING BROKER-DEALER.




























Schedule H